As filed with the Securities and Exchange Commission on December 23, 2015.

Registration No. 333-208506

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________________

Amendment No. 1
to
Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

___________________________________

B2Gold Corp.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	n/a
(Province or other Jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number, if
Incorporation or Organization)	Code Number)	any)

Suite 3100, Three Bentall Centre
595 Burrard Street
Vancouver, British Columbia, Canada, V7X 1J1
(604) 681-8371
(Address and telephone number of Registrant’s principal executive offices)

DL Services, Inc.
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
___________________________________

With a copy to:
Christopher L. Doerksen
Dorsey & Whitney LLP
701 Fifth Avenue
Suite 6100
Seattle, Washington 98104
(206) 903-8800
___________________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)
___________________________________

It is proposed that this filing shall become effective (check appropriate box below):
A.	[ ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	[X] at some future date (check appropriate box below)
	1.	[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.

[   ] pursuant to Rule 467(b) on (      ) at (      ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (      ).

3.

[   ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	[X] after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

___________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This preliminary short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this preliminary short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request, without charge, from the Corporate Secretary of B2Gold Corp. at Suite 3100, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1J1, telephone (604) 681-8371 and are also available electronically at www.sedar.com.

AMENDED AND RESTATED PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS
(AMENDING AND RESTATING THE PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS DATED DECEMBER 11, 2015)

New Issue	December 23, 2015

B2GOLD CORP.
US$300,000,000
Debt Securities
Warrants
Subscription Receipts
Units
Common Shares

B2Gold Corp. (“B2Gold” or the “Company”) may offer and sell, from time to time, debt securities (“Debt Securities”), warrants to purchase common shares of the Company (“Warrants”), subscription receipts (“Subscription Receipts”) or common shares of the Company (“Common Shares”) or any combination of such securities (“Units”) (all of the foregoing collectively, the “Securities) up to an aggregate initial offering price of US$300,000,000 (or its equivalent in Canadian dollars) during the 25-month period that this amended and restated short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains effective. Securities may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by us or one of our subsidiaries. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of among other things, Securities, cash and assumption of liabilities.

Investing in the Securities involves significant risks. Prospective investors should carefully consider the risk factors described under the heading “Risk Factors” and elsewhere in this Prospectus and in the documents incorporated by reference in this Prospectus.

This offering is made by a Canadian issuer that is permitted under a multijurisdictional disclosure system adopted by the United States to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those applicable to issuers in the United States. Financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”), and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities and consult their own tax advisors with respect to their own particular circumstances.

The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of British Columbia, Canada, that the majority of the Company’s officers and directors and some or all of the experts named in this Prospectus are residents of a country other than the United States, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities regulator has approved or disapproved of the Securities offered hereby, passed upon the accuracy or adequacy of this Prospectus or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the content of this Prospectus.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered, (ii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities and any other terms specific to the Debt Securities being offered, (iii) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered, (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, Debt Securities or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered, and (v) in the case of Units, the designation, number and terms of the Common Shares, Warrants, Subscription Receipts or Debt Securities comprising the Units. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

This Prospectus does not qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, or a statistical measure of economic or financial performance (including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items). For greater certainty, this Prospectus may qualify for issuance debt securities, including Debt Securities convertible into other Securities of the Company, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. federal funds rate.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in such jurisdictions. We may offer and sell Securities to, or through, underwriters or dealers, directly to one or more other purchasers, or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities will set forth the names of any underwriters, dealers or agents involved in the offering and sale of the Securities and will set forth the terms of the offering of the Securities, the method of distribution of the Securities, including, to the extent applicable, the proceeds to us and any fees, discounts, concessions or other compensation payable to the underwriters, dealers or agents, and any other material terms of the plan of distribution.

In connection with any offering of the Securities, other than an “at-the-market distribution” (as defined under applicable Canadian securities legislation) unless otherwise specified in a Prospectus Supplement, the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transaction, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “BTO” and on the NYSE MKT LLC (“NYSE MKT”) under the symbol “BTG”. On December 22, 2015, the last trading day of the Common Shares prior to the date of this Prospectus, the closing price of the Common Shares on the TSX and NYSE MKT was C$1.47 and US$1.05, respectively. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, the Warrants, the Subscription Receipts and the Units will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell these Securities purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities, and the extent of issuer regulation.

Our head office is located at Suite 3100, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, V7X 1J1. Our registered and records office is located at 1600 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2.

Mr. Rayment, Mr. Korpan, Mr. Mtshisi and Mr. Connelly all being directors of the Company reside outside Canada. Mr. Rayment, Mr. Korpan, Mr. Mtshisi and Mr. Connelly have appointed B2Gold Corp., Suite 3100, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1J1, as their agent for service of process in Canada. Prospective investors are advised that it may not be possible for investors to enforce judgments obtained in Canada against Mr. Rayment, Mr. Korpan, Mr. Mtshisi and Mr. Connelly, even though they have appointed an agent for service of process.

You should rely only on the information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in Securities. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any jurisdiction where such offer is not permitted. You should assume that the information appearing in this Prospectus or any Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document unless specified otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this Prospectus and any Prospectus Supplement, unless the context otherwise requires, the terms “we”, “our”, “us”, the “Company” and “B2Gold” refer to B2Gold Corp., and unless the context otherwise requires, our direct and indirect subsidiaries.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein or therein were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed. We have not independently verified this information and do not make any representation as to the accuracy of this information.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

We are permitted under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this Prospectus, including the documents incorporated by reference and any Prospectus Supplement, in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. All mineral resource and reserve estimates included in this Prospectus, including the documents incorporated by reference, have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the mineral reserve disclosure requirements of the SEC set out in Industry Guide 7. Consequently, mineral reserve and mineral resource information included and incorporated by reference in this Prospectus and any Prospectus Supplement is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC.

In particular, the SEC’s Industry Guide 7 applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates included and incorporated by reference in this Prospectus and any Prospectus Supplement may not qualify as “reserves” under SEC standards.

In addition, the information included and incorporated by reference in this Prospectus uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. The SEC’s Industry Guide 7 does not recognize mineral resources and U.S. companies are generally not permitted to disclose mineral resources in documents they file with the SEC. Investors are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral reserves. Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of an inferred mineral resource exists. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or, except in limited circumstances, other economic studies. It cannot be assumed that all or any part of “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” will ever be upgraded to a higher category or mineral resources or that mineral resources will be classified as mineral reserves. Investors are cautioned not to assume that any part of the reported “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” included and incorporated by reference in this Prospectus and any Prospectus Supplement is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted under NI 43-101; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. In addition, the documents incorporated by reference in this Prospectus include information regarding adjacent or nearby properties on which we have no right to mine. The SEC does not normally allow U.S. companies to include such information in their filings with the SEC. For the above reasons, information included and incorporated by reference in this Prospectus and any Prospectus Supplement that describes our mineral reserve and resource estimates or that describes the results of pre-feasibility or other studies is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included and incorporated by reference in this Prospectus includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation, including projections of future financial and operational performance; statements with respect to future events or future performance, production estimates, anticipated operating and production costs and revenue, estimates of capital expenditures; recovery and grade estimates; anticipated exploration, development, construction, production, permitting and other activities on the Company’s properties, including finalizing the Mining Convention and the ownership of the entity that will hold the Fekola project with the Government of Mali, the potential development and potential production from the Fekola project and the anticipated arrival of the permanent camp there; the life of mine at the Fekola project; estimated financial returns from the Fekola project; completion of a mining study for the Otjikoto mine as well as a new geologic model for the Otjikoto Pit and the Wolfshag zone, updating the Kiaka feasibility study; the projections included in existing technical reports, economic assessments and feasibility studies, including the feasibility study for the Fekola project; the potential for expansion of mineral resources and mineral reserves, including at the Masbate mine; the potential for expansion of production capacity, including the cost reduction and continued ramp up, improvements and expansion of gold production at the Otjikoto mine and development of the adjacent Wolfshag zone, potential expansion options for the Masbate mine, the completion of permitting in respect of the Jabali Antenna Pit, production from the Jabali Antenna Pit and increased production at La Libertad, and the potential to extend the mine life of the La Libertad and Limon mines; projected capital investments and exploration; and the adequacy of capital, financing needs and the potential availability of and potential for receiving further commitments under our new revolving credit facility; the potential availability of flexible financing arrangements, including our new revolving credit facility; the availability of the accordion feature under our new revolving credit facility and the potential increase in available funds under it; the repayment of our previous credit facility; and whether our new revolving credit facility will provide sufficient funds for the construction of the Fekola project and to meet our objective of having $100 million on hand. Estimates of mineral resources and mineral reserves are also forward looking statements because they constitute projections, based on certain estimates and assumptions, regarding the amount of minerals that may be encountered in the future and/or the anticipated economics of production, should a production decision be made. All statements included and incorporated by reference herein that address events or developments that we expect to occur in the future are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan”, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond our control, including risks associated with the volatility of metal prices; risks and dangers inherent in exploration, development and mining activities; risks of not achieving production or cost estimates; uncertainty of mineral reserve and mineral resource estimates; material differences for reporting mineralized material between United States reporting standards and the Canadian standards; financing risks; risks related to hedging activities and ore purchase commitments; the ability to obtain and maintain any necessary permits, consents or authorizations required for mining activities; inability to comply with Philippines regulations related to ownership of natural resources and operation, management and control of our business; risks related to environmental regulations or hazards and compliance with complex regulations associated with mining activities; the ability to replace mineral reserves and identify acquisition opportunities or complete desirable acquisitions; the failure to integrate business and assets that we have acquired or may acquire in the future; unknown liabilities of companies that we have acquired; fluctuations in exchange rates; availability of financing and financing risks; risks related to operations in foreign countries and compliance with foreign laws including changes in such laws, risks related to remote operations and the availability of adequate infrastructure, fluctuations in price and availability of energy and other inputs necessary for mining operations; shortages or cost increases in necessary equipment, supplies and labour; regulatory, political and country risks including the risk of terrorist activity; climate change risks; volatility of global financial conditions; disruptions arising from conflicts with small scale miners in certain countries; risks related to reliance upon contractors, third parties and joint venture partners; challenges to title or surface rights; dependence on key personnel; risks associated with conflicts of interest among our directors and officers; the risk of an uninsurable or uninsured loss; litigation risk; taxation, including changes in tax laws and interpretation of tax laws; difficulty in achieving and maintaining the adequacy of internal control over financial reporting as required by the Sarbanes-Oxley Act; risks related to the ongoing epidemic of the Ebola virus disease in West Africa; and community support for our operations including risks related to strikes and the halting of such operations, from time to time, as well as other factors identified and as described in more detail under the heading “Risk Factors” in our most recent annual information form and this Prospectus and in the documents incorporated by reference herein. The list is not exhaustive of the factors that may affect our forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurance can be given that any events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what benefits or liabilities we will derive therefrom. Our forward looking statements reflect current expectations regarding future events and operating performance and speak only as of the date hereof and we do not assume any obligation to update forward-looking statements if circumstances or management's beliefs, expectations or opinions should change other than as required by applicable law. For the reasons set forth above, undue reliance should not be placed on forward-looking statements.

PRESENTATION OF FINANCIAL INFORMATION

The financial statements included or incorporated by reference in this Prospectus or any Prospectus Supplement are presented in United States dollars and have been prepared in accordance with IFRS as issued by the International Accounting Standards Board, including IAS 34, Interim Financial Reporting, as appropriate.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All dollar amounts in this Prospectus and any Prospectus Supplement are or will be in United States dollars, unless otherwise indicated. All references to “$” or “US$” refer to U.S. dollars and “C$” refers to Canadian dollars. On December 22, 2015, the noon spot rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00=C$ 1.39 or C$1.00=US$ 0.72.

The following table sets forth, for each period indicated, the exchange rates of the Canadian dollar to the U.S. dollar for the end of period and the high, low and average (based on the exchange rate on the last day of each month during such period) exchange rates for such period (such rates, which are expressed in Canadian dollars are based on the noon buying rate for U.S. dollars reported by the Bank of Canada).

	Year ended
	December 31,
	2012	2013	2014
Rate at the end of period	$0.9949	$1.0636	$1.1601
Average rate during period	$0.9996	$1.0299	$1.1045
Highest rate during period	$1.0418	$1.0697	$1.1643
Lowest rate during period	$0.9710	$0.9839	$1.0614

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at Suite 3100, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1J1, telephone: (604) 681-8371. These documents are also available through the internet on SEDAR, which can be accessed online at www.sedar.com.

The following documents of the Company filed with the securities commissions or similar authorities in Canada are specifically incorporated by reference in, and form an integral part of, this Prospectus:

(a)	annual information form, dated March 27, 2015, for the year ended December 31, 2014;

(b)	audited consolidated financial statements for the years ended December 31, 2014 and 2013, together with the notes thereto and the auditor’s report thereon;

(c)	management’s discussion and analysis of the financial position and results of operations for the year ended December 31, 2014;

(d)	management information circular, dated May 8, 2015, prepared in connection with our annual general and special meeting of shareholders held on June 12, 2015;

(e)	unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2015, together with the notes thereto;

(f)	management’s discussion and analysis of the financial position and results of operations for the three and nine months ended September 30, 2015;

(g)	press release dated May 20, 2015, relating to the Company securing a new revolving credit facility; and

(h)	press release dated June 11, 2015, relating to the results of the optimized feasibility study for the Fekola project and the closing of the Company’s new revolving credit facility.

Any document of the types referred to in the preceding paragraph (excluding press releases and confidential material change reports) or of any other type required to be incorporated by reference into a short form prospectus pursuant to National Instrument 44-101 – Short Form Prospectus Distributions that are filed by us with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the termination of the offering under any Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus. In addition, any document filed by us with the SEC or furnished to the SEC on Form 6-K or otherwise after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus if, and to the extent, so provided.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authority during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars and all Prospectus Supplements filed prior to the commencement of our financial year in which a new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

We are subject to the information requirements of the United States Securities Exchange Act of 1934 as amended (the “Exchange Act”), and applicable Canadian securities legislation, and in accordance therewith file reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

You may read any document that we have filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval System at www.sec.gov. You may read and download any public document that we have filed with the Canadian securities regulatory authorities under our corporate profile on the SEDAR website at www.sedar.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) consents of auditor, engineers and geologists; (iii) powers of attorney from certain directors and officers of the Company; and (iv) the form of Indenture (as defined below). A copy of the form of warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

THE COMPANY

We are a Vancouver-based gold producer with four operating mines (two mines in Nicaragua, one mine in the Philippines and one mine in Namibia) and one mine under construction in Mali. In addition, the Company has a portfolio of other evaluation and exploration projects in several countries including Mali, Colombia, Burkina Faso and Nicaragua. The Company currently operates the La Libertad mine and the Limon mine in Nicaragua, the Masbate mine in the Philippines and the Otjikoto mine in Namibia.

More detailed information regarding the business of the Company, its operations and its assets and properties can be found in our annual information form and other documents which are incorporated herein by reference. See “Documents Incorporated by Reference”.

MANAGEMENT AND BOARD OF DIRECTORS

The following is a brief description of the principal business activities and experience of our senior management and directors:

Clive Johnson

Clive Johnson has served as a Director and the President of B2Gold since December 2006 and Chief Executive Officer since March 2007. Mr. Johnson oversees our long-term strategy and development as well as the day-to-day activities of B2Gold. Previously, Mr. Johnson was involved with Bema Gold Corporation (“Bema”) and its predecessor companies since 1977. Mr. Johnson was appointed the President and Chief Executive Officer of Bema after it was created by the amalgamation of three Bema group companies in 1988. He was the driving force in Bema’s transition from a junior exploration company to an international intermediate gold producer. Mr. Johnson is currently a director of Uracan Resources Ltd.

Roger Richer

Roger Richer has served as our Executive Vice President, General Counsel since March 2007 and our Secretary since December 2006. Mr. Richer manages the legal affairs, corporate records and corporate governance of B2Gold. Mr. Richer has over 30 years of experience in mining law, corporate finance and international business transactions and practices. Mr. Richer was with Bema Gold from its inception in 1988 until 2007. He has a Bachelor of Arts and a Bachelor of Law degree from the University of Victoria.

Michael Cinnamond

Michael Cinnamond has served as our Senior Vice President of Finance and Chief Financial Officer since April 1, 2014. Mr. Cinnamond oversees the financial reporting, cash management and tax planning of B2Gold as well as financial compliance and reporting to the regulatory authorities. Prior to joining us, Mr. Cinnamond was an audit partner at PricewaterhouseCoopers LLP where he was the BC Resources Leader for the Mining, Forestry and Energy and Utilities practices. Mr. Cinnamond has 16 years of experience in the mining industry sector. Mr. Cinnamond holds an LL.B designation from the University of Exeter.

Tom Garagan

Tom Garagan has served as our Senior Vice President of Exploration since March 2007. Mr. Garagan is responsible for all aspects of our exploration, including technical review of new acquisitions. Mr. Garagan is a geologist with over 30 years of experience. Mr. Garagan was with Bema from 1991 to 2007 and was appointed Vice President of Exploration in 1996. He has worked in North and South America, East and West Africa and Russia. He was instrumental in several discoveries, including the Cerro Casale and Kupol deposits. Mr. Garagan currently serves as a director of Uracan Resources Ltd. Mr. Garagan has a Bachelor of Science (Honours) degree in geology from the University of Ottawa.

Dennis Stansbury

Dennis Stansbury has served as our Senior Vice President of Engineering and Project Evaluations (and prior to that our Senior Vice President of Development and Production) since March 2007. Mr. Stansbury is a mining engineer with over 35 years of engineering, construction, production and management experience at surface and underground mines in ten different countries. After working for a number of gold mining companies in South America and the United States, he joined Bema as Vice President South America in 1994 and was appointed Vice President of Development and Production in 1996. Mr. Stansbury has a Bachelor of Science degree in mining engineering from Montana College of Mineral Science and Technology.

Robert Cross

Robert Cross was appointed to our board of directors and as Chairman of the board in October 2007. Mr. Cross has over 25 years of experience as a financier in the mining and oil & gas sectors. Mr. Cross is a co-founder, director and Non-Executive Chairman of Bankers Petroleum Ltd., and a co-founder, director and Chairman of Petrodorado Energy Ltd., and until October 2007, was the Non-Executive Chairman of Northern Orion Resources Inc. Mr. Cross also serves as director of BNK Petroleum Inc. and Petro-Victory Energy Corp. Mr. Cross served as Chairman and Chief Executive Officer of Yorkton Securities Inc. between 1996 and 1998, a director of LNG Energy Ltd. from 2007 to 2011, and a director of Athabasca Potash Inc. from 2009 to 2010. He also served as an Investment Banking Partner with Gordon Capital Corporation in Toronto from 1987 to 1994. Mr. Cross holds a degree in Engineering from the University of Waterloo and received his MBA from Harvard Business School in 1987.

Robert Gayton

Dr. Robert Gayton was appointed to our board of directors in October 2007. Dr. Gayton is a Chartered Accountant and has acted as a consultant to various public companies since 1990. He was the Chief Financial Officer of Western Silver Corporation from 1995 to 2004 and served as a director of Western Silver Corporation from 2004 to 2006. From 2003 to 2007, Dr. Gayton served as a director of Bema. Dr. Gayton was Vice President of Finance of Doublestar Resources Ltd. from 2003 to 2006 and a director from 1999 to 2007. He was a director of Northern Orion Resources Inc. from 2004 to 2007, LNG Energy Ltd. from 2011 to 2012, Palo Duro Energy Inc. from 2007 to 2012, Northisle Copper and Gold Inc. from 2011 to 2012, Copper North Mining Corp. from 2011 to 2012, Quaterra Resources Inc. from 1997 to 2012, Intrinsyc Software International, Inc. from 1992 to 2010, and IMN Resources Inc. from 2008 to 2009. Each of these companies was subsequently acquired by way of takeover. Dr. Gayton is currently a director and the chair or a member of the audit and/or other committees of Nevsun Resources Ltd., Amerigo Resources Ltd., Eastern Platinum Ltd. and Western Copper and Gold Corporation.

Jerry Korpan

Jerry Korpan was appointed to our board of directors in November 2007. Mr. Korpan served as Managing Director of Yorkton Securities UK until 1999 and a director of Bema from 2002 to 2007. Until 2011, he was the Executive Director of Emergis Capital S.A., a company based in Antwerp, Belgium. Currently, Mr. Korpan serves as a director of Mitra Energy Limited, an independent oil company operating in South East Asia, and Midas Gold Corporation.

Barry Rayment

Dr. Barry Rayment was appointed to our board of directors in October 2007. Dr. Rayment is a mining geologist with 40 years of experience in base and precious metal exploration and development. Between 1990 and 1993, he served as the President of Bema and also served as a director of Bema from 1988 to 2007. Dr. Rayment served as President of Mining Assets Corporation, a private company that provides consulting services to the mining industry between 1993 and 2010. He is currently a director of Golden Predator Mining Corp. Dr. Rayment was a director of EMC Metals Corp. between 2008 and 2009. Dr. Rayment obtained his Ph.D. in Mining Geology at the Royal School of Mines, London.

Bongani Mtshisi

Bongani Mtshisi was appointed to our board of directors in December 2011, following B2Gold’s acquisition of Auryx Gold Corp. (“Auryx”) in 2011. Mr. Mtshisi is a Mining Engineer by training with more than 12 years of experience working in key commodity sectors such as platinum, gold, diamond, nickel and copper (Anglo American Platinum Limited, Debeers/HUF joint venture and Sub Nigel Gold Mining Company). Mr. Mtshisi is currently the CEO of BSC Resources Ltd., a company that is involved in the exploration and development of copper and nickel commodities in South Africa. Mr. Mtshisi was also a founder and Chairman of Auryx. Mr. Mtshisi has a National diploma in Metalliferous Mining from Damelin College and a National Certificate in Project Management from The Technikon Witwatersrand, both in South Africa.

Kevin Bullock

Kevin Bullock was appointed to our board of directors in December 2013, following our acquisition of Volta Resources Inc. Mr. Bullock is a mining engineer with over 25 years of experience at senior levels in mining exploration, mine development and mine operations. Prior to joining our board, Mr. Bullock was the President and CEO of Volta Resources Inc. and its predecessor company, Goldcrest Resources Ltd. since its inception in 2002. Prior to Volta and Goldcrest Resources Ltd., Mr. Bullock was Vice President Operations for Kirkland Lake Gold Ltd. and was instrumental in the reopening of its Macassa Gold Mine in Kirkland Lake, Ontario. Mr. Bullock is currently a director of Metallum Resources, New Millenium Iron Corp. and Anaconda Mining Inc.

Mark Connelly

Mark Connelly was appointed to our board of directors in October 2014, following our acquisition of Papillon. Prior to joining our board, Mr. Connelly was Managing Director and CEO of Papillon. With over 25 years of experience in the mining industry, Mr. Connelly held senior executive positions with Adamus Resources Limited, Newmont Mining Corporation and Inmet Mining Corporation prior to Papillon. Mr. Connelly has extensive experience with the development, construction and operation of mining projects for a variety of commodities, including gold, base metals and other resources in West Africa, Australia, North America and Europe. Mr. Connelly is currently a director of West African Resources Limited.

RISK FACTORS

An investment in our Securities involves risks. In addition to the risk factors set forth below, you should carefully consider the risks described in the sections entitled “Risk Factors” in any Prospectus Supplement and those set forth in documents incorporated by reference in this Prospectus and any applicable Prospectus Supplement, as well as other information in this Prospectus and any applicable Prospectus Supplement, before purchasing any of our Securities. Each of the risks described herein and in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, cause actual events to differ materially from those described in forward looking statements and information relating to the Company and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business, financial condition, results of operations and prospects. See “Documents Incorporated by Reference.”

There is an absence of a public market for certain of the Securities

There is no public market for the Debt Securities, Warrants, Subscription Receipts or Units and, unless otherwise specified in the applicable Prospectus Supplement, we do not intend to apply for listing of the Debt Securities, Warrants, Subscription Receipts or Units on any securities exchanges. If the Debt Securities, Warrants, Subscription Receipts or Units are traded after their initial issue, they may trade at a discount from their initial offering prices depending on prevailing interest rates (as applicable), the market for similar securities and other factors, including general economic conditions and our financial condition. There can be no assurance as to the liquidity of the trading market for the Debt Securities, Warrants, Subscription Receipts or Units, or that a trading market for these securities will develop.

The Debt Securities will be structurally subordinated to any indebtedness of our subsidiaries

We carry on our business through corporate subsidiaries, and the majority of our assets are held in corporate subsidiaries. Our results of operations and ability to service indebtedness, including the Debt Securities, are dependent upon the results of operations of these subsidiaries and the payment of funds by these subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries will not have an obligation to pay amounts due pursuant to any debt securities or to make any funds available for payment on debt securities, whether by dividends, interest, loans, advances or other payments. In addition, the payment of dividends and the making of loans, advances and other payments to us by our subsidiaries may be subject to statutory or contractual restrictions. The Indenture (as defined below) does not limit our ability or the ability of our subsidiaries to incur indebtedness. Such indebtedness of our subsidiaries would be structurally senior to the Debt Securities. In the event of the liquidation of any subsidiary, the assets of the subsidiary would be used first to repay the obligations of the subsidiary, including indebtedness and trade payables, prior to being used by us to pay our indebtedness, including any Debt Securities.

Changes in interest rates may cause the market price or value of the Debt Securities to decline

Prevailing interest rates will affect the market price or value of the Debt Securities. The market price or value of the Debt Securities may decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

Fluctuations in foreign currency markets may cause the value of the Debt Securities to decline

Debt Securities denominated or payable in foreign currencies may entail significant risk. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential liquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable Prospectus Supplement.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, including funding ongoing operations and/or working capital requirements, to repay indebtedness outstanding from time to time, discretionary capital programs and potential future acquisitions. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

EARNINGS COVERAGE RATIO

Earnings coverage ratios will be provided as required in the applicable Prospectus Supplement with respect to the issuance of Debt Securities pursuant to this Prospectus.

CONSOLIDATED CAPITALIZATION

Since the date of the unaudited condensed interim consolidated financial statements of the Company as at and for the nine months ended September 30, 2015 which are incorporated by reference in this Prospectus, the only material change to the share and loan capital of the Company on a consolidated basis, was the drawdown of US$50 million under the Company’s new US$350 million revolving credit facility (the “Credit Facility”).

DESCRIPTION OF EXISTING INDEBTEDNESS

We entered into the Credit Facility with a syndicate of international banks pursuant to a credit agreement made as of May 20, 2015. The Credit Facility also allows for an accordion feature whereby upon receipt of additional binding commitments, the facility may be increased to US$450 million any time prior to the maturity date. HSBC, as sole lead arranger and sole bookrunner, is the administrative agent. The syndicate includes The Bank of Nova Scotia, Société Générale and ING Bank N.V, as mandated lead arrangers. Proceeds from the Credit Facility were used to repay our previous US$200 million revolving credit facility and for general corporate purposes. The Credit Facility bears interest on a sliding scale of between Libor plus 2.25% to 3.25% based on our consolidated net leverage ratio. Commitment fees for the undrawn portion of the facility will also be on a similar sliding scale basis of between 0.5% and 0.925% . The term for the Credit Facility is four years, maturing on May 20, 2019, except that it shall become due on July 1, 2018 in the event that our 3.25% convertible senior subordinated notes (the “Convertible Notes”) due on October 1, 2018 remain outstanding or the maturity date of the Convertible Notes has not been extended to at least 90 days after May 20, 2019. Upon closing of the Credit Facility, an initial drawdown of US$150 million was made which was used to repay the cumulative amount drawn under our previous credit facility. A subsequent drawdown of US$50 million was made for general corporate purposes.

We have outstanding as of December 22, 2015, US$258.75 million Convertible Notes. Proceeds from the sale of the Convertible Notes were for general corporate purposes. The Convertible Notes bear interest at 3.25% payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2014, and mature on October 1, 2018, unless earlier redeemed, repurchased or converted. The Convertible Notes are convertible by holders into our Common Shares, based on an initial conversion rate of 254.2912 Common Shares per US$1,000 principal amount.

PLAN OF DISTRIBUTION

We may sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities. In addition, Securities may be offered and issued in consideration for the acquisition (an “Acquisition”) of other businesses, assets or securities by us or our subsidiaries. The consideration for any such Acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, securities, cash and assumption of liabilities.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 - Shelf Distributions, including sales made directly on the TSX, NYSE MKT or other existing trading markets for the Common Shares. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid to us by the underwriters.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Company to indemnification by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers or agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

PRIOR SALES

 During the 12 month period before the date of this Prospectus, we have issued the following Common Shares and securities convertible into Common Shares:

			Number of
	Price per	Security	Securities Issued or
Date of Issue	Security (C$)		Granted
December 18, 2014	2.00	Stock Options	500,000
January 19, 2015	2.40	Stock Options	50,000
January 26, 2015	2.30	Common Shares	3,110,950
February 2, 2015	2.49	Restricted Share Units	75,000
February 11, 2015	2.16	Restricted Share Units	90,000
February 18, 2015	2.10	Stock Options	1,140,000
March 23, 2015	1.90	Restricted Share Units	1,259,910
March 30, 2015	2.00	Stock Options	20,521,500
April 1, 2015	1.93	Restricted Share Units	90,000
April 10, 2015	2.01	Common Shares	313,059
April 15, 2015	2.01	Common Shares	125,224
April 23, 2015	1.92	Common Shares	2,557,083
April 23, 2015	1.90	Stock Options	170,000
June 11, 2015	2.01	Stock Options	212,000
June 18, 2015	2.01	Stock Options	250,000
July 2, 2015	1.87	Restricted Share Units	150,000

	Price per		Number of
	Security (C$)	Security	Securities Issued or
Date of Issue			Granted
August 28, 2015	1.62	Restricted Share Units	50,000
August 31, 2015	1.65	Stock Options	175,000
September 23, 2015	1.49	Common Shares	50,000
December 15, 2015	1.63	Common Shares	125,144

PRICE RANGE AND TRADING VOLUME

Our Common Shares are listed and posted for trading on the TSX and NYSE MKT under the trading symbols “BTO” and “BTG”, respectively. The following tables set out the market price range and trading volumes of our Common Shares on the TSX and NYSE MKT for the periods indicated.

Toronto Stock Exchange (prices in Canadian dollars)

Year		High	Low	Volume
		(C$)	(C$)	(no. of shares)
2015	December 1 - 22	1.69	1.41	83,832,096
	November	1.51	1.31	88,246,740
	October	1.88	1.37	92,462,882
	September	1.75	1.35	70,145,106
	August	1.79	1.30	73,025,399
	July	1.98	1.34	72,352,487
	June	2.21	1.90	48,159,947
	May	2.18	1.86	63,718,986
	April	2.04	1.86	54,618,270
	March	2.17	1.79	96,223,177
	February	2.47	1.99	77,092,854
	January	2.88	1.84	143,470,405
2014	December	2.15	1.74	97,703,461
	November	2.18	1.65	97,794,214

On December 22, 2015, the closing price of our Common Shares on the TSX was C$1.47 per share.

NYSE MKT (prices in U.S. dollars)

Year		High	Low	Volume
		(US$)	(US$)	(no. of shares)
2015	December 1 - 22	1.26	1.03	181,496,106
	November	1.14	0.989	43,924,312
	October	1.46	1.03	40,716,298
	September	1.29	1.00	68,403,358
	August	1.37	0.98	49,556,383
	July	1.57	1.02	40,234,259
	June	1.77	1.52	42,892,809
	May	1.79	1.53	38,194,045
	April	1.71	1.48	33,974,902
	March	1.73	1.39	59,877,340
	February	1.96	1.57	28,815,762

Year		High	Low	Volume
		(US$)	(US$)	(no. of shares)
	January	2.38	1.57	63,293,381
2014	December	1.89	1.50	143,961,155
	November	1.94	1.44	52,021,108

On December 22, 2015, the closing price of our Common Shares on NYSE MKT was US$1.05 per share.

DIVIDEND POLICY

We have not declared any dividends or distributions on our Common Shares since our incorporation. We intend to retain our earnings, if any, to finance the growth and development of our operations and do not presently anticipate paying any dividends or distributions in the foreseeable future. Our board of directors may, however, declare from time to time such cash dividends or distributions out of the monies legally available for dividends or distributions as the board of directors considers advisable. Any future determination to pay dividends or make distributions will be at the discretion of the board of directors and will depend on our capital requirements, results of operations and such other factors as the board of directors considers relevant.

DESCRIPTION OF DEBT SECURITIES

In this section describing the Debt Securities, the terms “Company” and “B2Gold Corp.” refer only to B2Gold Corp. without any of its subsidiaries. This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. The specific terms of the Debt Securities, and the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement. The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Company and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part. The description of certain provisions of the Indenture in this section is not intended to be complete and is qualified in its entirety by reference to the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture.

We may issue Debt Securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus. We may be required to obtain the consent of our lenders for the issuance of certain Debt Securities, depending on their specific terms.

General

The Indenture does not limit the amount of Debt Securities which we may issue under the Indenture, and we may issue Debt Securities in one or more series. Debt Securities may be denominated and payable in any currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits us, without the consent of the holders of any Debt Securities, to increase the principal amount of any series of Debt Securities we have previously issued under the Indenture and to issue such increased principal amount.

The applicable Prospectus Supplement will set forth the following terms relating to the Debt Securities offered by such Prospectus Supplement (the “Offered Securities”):

•

the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

•

the rate or rates at which the Offered Securities will bear interest, if any, the date or dates on which any such interest will begin to accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities which are in registered form;

•	the terms and conditions under which we may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which we may redeem the Offered Securities, in whole or in part, at our option;

•

whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the Offered Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•

the denominations in which registered Offered Securities will be issuable, if other than denominations of US$1,000 and any multiple thereof, and the denominations in which bearer Offered Securities will be issuable, if other than US$1,000;

•

each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

•	if other than U.S. dollars, the currency in which the Offered Securities are denominated or the currency in which we will make payments on the Offered Securities;

•	the terms, if any, on which the Offered Securities may be converted or exchanged for other of our Securities or securities of other entities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities;

•	any other terms of the Offered Securities which apply solely to the Offered Securities, or terms generally applicable to the Debt Securities which are not to apply to the Offered Securities; and

•	if not obtained as at the date of such Prospectus Supplement, any consents required to be obtained with respect to the issuance of the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

•	holders may not tender Debt Securities to us for repurchase; and

•	the rate or rates of interest on the Debt Securities will not increase if we become involved in a highly leveraged transaction or we are acquired by another entity.

We may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance. We may offer and sell Debt Securities at a discount below their stated principal amount. We will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities we issue will be our direct, unconditional and unsecured obligations and will rank equally among themselves and with all of our other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities we issue will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of our subsidiaries.

We will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, we will issue Debt Securities only in fully registered form without coupons, and in denominations of US$1,000 and multiples of US$1,000. Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer in the manner set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. We may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. We will appoint the Trustee as security registrar. Bearer Debt Securities and the coupons applicable to bearer Debt Securities thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, we will make payments on registered Debt Securities (other than Global Securities) at the office or agency of the Trustee, except that we may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, we will pay any interest due on registered Debt Securities to the persons in whose name such registered Debt Securities are registered on the day or days, specified in the applicable Prospectus Supplement.

Registered Global Securities

Registered debt securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Securities will be registered in the name of a financial institution that we select, and the debt securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Securities is called the “Depositary”. Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

Our obligations, as well as the obligations of the Trustee and those of any third parties we employed or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when Debt Securities are issued in the form of Global Securities:

•	the investor cannot have Debt Securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the Debt Securities;

•	the investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

•

the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

•

the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. We and the Trustee will have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way; and

•	the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred into their own names, so that they will be direct holders.

The special situations for termination of a Global Security are:

•	when the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

•	when and if we decide to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not us or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

The term “Event of Default” with respect to Debt Securities of any series means any of the following:

(a)	default in the payment of the principal of (or any premium on) any Security of that series at its maturity;

(b)	default in the payment of any interest on any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)	default in the deposit of any sinking fund payment when the same becomes due by the terms of the Debt Securities of that series;

(d)

default in the performance, or breach, of any other covenant or agreement of ours in the Indenture in respect of the Debt Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice to us by the Trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities affected thereby;

(e)	certain events of bankruptcy, insolvency or reorganization; or

(f)	any other Events of Default provided with respect to the Debt Securities of that series.

If an Event of Default described in clause (a), (b) or (c) above occurs and is continuing with respect to Debt Securities of any series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may require the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series and any accrued but unpaid interest on such Debt Securities be paid immediately. If an Event of Default described in clause (d) or (f) above occurs and is continuing with respect to Debt Securities of one or more series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of all series affected thereby (as one class) may require the principal amount (or, if any of the Debt Securities of such affected series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of such affected series) of all the outstanding Debt Securities of such affected series and any accrued but unpaid interest on such Debt Securities be paid immediately. If an Event of Default described in clause (e) above occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of all outstanding Debt Securities (as a class) may require the principal amount (or, if the Debt Securities or any series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Securities and any accrued but unpaid interest on such Debt Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all series, as the case may be), by written notice to us and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of Original Issue Discount Securities or Indexed Securities upon the occurrence of any Event of Default and the continuation thereof.

Except during default, the Trustee is not obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such Event of Default.

No holder of a Debt Security of any series will have any right to institute any proceedings, unless:

•	such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

•	the holders of at least 25% in principal amount of the outstanding Debt Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

•	the Trustee has failed to institute such proceedings, and has not received from the holders of a majority in the aggregate principal amount of outstanding Debt Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of principal of or interest on such Debt Security on or after the applicable due date of such payment.

We will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of our obligations under the Indenture and as to any default in such performance.

Defeasance

When we use the term “defeasance”, we mean discharge from some or all of our obligations under the Indenture with respect to Debt Securities of a particular series. If we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Debt Securities of a particular series, then at our option:

•

We will be discharged from our obligations with respect to the Debt Securities of such series with certain exceptions, and the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

•	We will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to us.

To exercise defeasance we also must deliver to the Trustee:

•

an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Debt Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•

an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial tax purposes and that holders of the Debt Securities of such series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

In addition, no Event of Default with respect to the Debt Securities of the applicable series can have occurred and we cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow us to be discharged from all of our obligations under the Debt Securities of any series, we must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Modifications and Waivers

We may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment provided, however, that we must receive consent from the holder of each outstanding Debt Security of such affected series to:

•	change the stated maturity of the principal of or interest on such outstanding Debt Security;

•	reduce the principal amount of or interest on such outstanding Debt Security;

•	reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding Original Issue Discount Security;

•	change the place or currency of payments on such outstanding Debt Security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;

•

reduce the percentage in principal amount of outstanding Debt Securities of such series from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

•	modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Debt Securities of any series may waive our compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Debt Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of, or interest on, any Security or in respect of any item listed above.

The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Debt Securities.

Consent to Jurisdiction and Service

Under the Indenture, we will irrevocably appoint an authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Indenture and the Debt Securities and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York (herein after referred to as a New York Court), and will submit to such non-exclusive jurisdiction.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since all of the assets of the Company are outside the United States, any judgment obtained in the United States against us would need to be satisfied by seeking enforcement of such judgment in a court located outside of the United States from our assets. We have been advised by our Canadian counsel, Lawson Lundell LLP, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

The Trustee

The Trustee under the Indenture will be named in the applicable Prospectus Supplement.

DESCRIPTION OF WARRANTS

We may issue Warrants to purchase Common Shares or Debt Securities. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus.

Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities. Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between us and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement.

Notwithstanding the foregoing, we will not offer Warrants for sale separately to any member of the public in Canada unless the offering of such Warrants is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the Prospectus Supplement containing the specific terms of the Warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Warrants will be offered for sale.

The Prospectus Supplement relating to any Warrants that we offer will describe the Warrants and the specific terms relating to the offering. The description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the designation, number and terms of the Common Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

•	if the Warrants are issued as a unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. We may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue Subscription Receipts, separately or together, with Common Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that we may offer pursuant to this Prospectus.

The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. We will file a copy of the subscription receipt agreement relating to an offering of Subscription Receipts with securities regulatory authorities in Canada and the United States after we have entered into it. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered and whether the price is payable in instalments;

•	conditions to the exchange of Subscription Receipts into Common Shares, Debt Securities or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

•	the procedures for the exchange of the Subscription Receipts into Common Shares, Debt Securities or Warrants;

•	the number of Common Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be exchanged upon exercise of the Subscription Receipts;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of subscription receipts that will be offered with each Security;

•	the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, Debt Securities or Warrants;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	material United States and Canadian federal income tax consequences of owning the Subscription Receipts;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities subject to the Subscription Receipts.

Under the subscription receipt agreement, a Canadian purchaser of Subscription Receipts will have a contractual right of rescission following the issuance of Common Shares, Debt Securities or Warrants, as the case may be, to such purchaser, entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, Debt Securities or Warrants, as the case may be, if this Prospectus, the applicable Prospectus Supplement, and any amendment thereto, contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date the Subscription Receipts are issued. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States or other jurisdictions outside Canada.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the other Securities described in the Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each of the Securities included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares. As at the date of this Prospectus, 926,864,297 Common Shares and no preferred shares are issued and outstanding.

Common Shares

Registered holders of Common Shares are entitled to receive notice of and attend all meetings of our shareholders, and are entitled to one vote for each Common Share held. In addition, holders of Common Shares are entitled to receive on a pro rata basis dividends if, as and when declared by our board of directors and, upon liquidation, dissolution or winding-up, are entitled to receive on a pro rata basis our net assets after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares, including preferred shares, ranking in priority to, or equal with, the holders of the Common Shares. Any alteration of the rights attached to Common Shares must be approved by at least two-thirds of the Common Shares voted at a meeting of our shareholders.

Preferred Shares

Preferred shares without par value may at any time and from time to time be issued in one or more series. Our board of directors may from time to time by resolution determine the maximum number of preferred shares of any such series or determine there is no maximum, determine the designation of the preferred shares of that series and amend our articles to create, define and attach, and if permitted by the Business Corporations Act (British Columbia) (“BCBCA”), alter, vary or abrogate, any special rights and restrictions to be attached to the preferred shares of that series. Except as provided in the special rights and restrictions attaching to the preferred shares, the holders of preferred shares will not be entitled to receive notice of, attend or vote any meeting of our shareholders. Holders of preferred shares will be entitled to preference with respect to the payment of dividends on such shares over the Common Shares, and over any other of our shares ranking junior to the preferred shares with respect to payment of dividends. In the event of our liquidation, dissolution or winding-up, holders of preferred shares will be entitled to preference with respect to distribution of our property or assets over the Common Shares and over any of our other shares ranking junior to the preferred shares with respect to the repayment of capital paid up on, and the payment of any or all accrued and unpaid cumulative dividends whether or not earned or declared, or any or all declared and unpaid non-cumulative dividends, on the preferred shares.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian and U.S. federal income tax consequences to investors described therein of acquiring any Securities offered thereunder.

LEGAL MATTERS

Certain legal matters related to the Securities offered by this Prospectus will be passed upon on our behalf by Lawson Lundell LLP with respect to Canadian legal matters and by Dorsey & Whitney LLP with respect to U.S. legal matters.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares in Canada is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia.

INTEREST OF EXPERTS

None of Donald E. Hulse, P.E., William J. Crowl, MMSA, Deepak Malhotra, Ph.D., Mark Turner, B.Eng., MAusIMM, Andrew Vigar, B. App Sc Geo., FAusIMM, MSEG, FAusMM CP, Mark Wanless, Pr.Sci.Nat., Shaun Crisp, Pr.Sci.Nat., William Lytle, P.E., M.Sc., B.Sc., Tom Garagan, P.Geo, B.Sc., Hermanus Kriel, Pr.Eng., B.Eng., Glenn Bezuidenhout, Pr.Eng., FSAIMM, Guy Wiid, Pr.Eng., M.Sc., B.Sc. and Werner Petrick, Certified Environmental Practitioner, B.Sc. Eng., M.Env. Mgt., William N. Pearson, Ph.D., P.Geo., Graham Speirs, P.Eng., Nic Johnson, MAIG, Chris Kaye, FAusIMM, Don Tschabrun RM SME, Stephanus Coetzee, Pr.SciNat, Ben Parsons, MAusIMM (CP), MSc, Jonathon Priest, SCPM, C.Eng., MIMMM, PMP, M.Eng, Andrew Carter, B.Sc., C.Eng., MIMMM, MSAIMM, SME, Laszlo Bodi, M.Sc., P.Eng., Richard Hope, C.Eng., MIMMM, Geoff Ricks, C.Env, FIMMM PhD, Ian Lloyd, B.Eng., M.Sc., C.Eng. MIET, Brian Scott, P. Geo., Kevin Pemberton, P.E., Peter Montano, P.E., Vaughan Chamberlain, FAusIMM, Ken Jones, P.E., Sandy Hunter, MAusIMM (CP) and David Morgan, MIE Aust CPEng, each being persons who have prepared or certified a report under NI 43-101 referenced in this Prospectus, either directly or in a document incorporated by reference, received or has received a direct or indirect interest in any securities or other property of the Company or of any associate or affiliate of the Company.

As at the date hereof, the aforementioned persons, and the directors, officers and employees, as applicable, of each of the aforementioned companies and partnerships beneficially own, directly or indirectly, in the aggregate, less than one percent of the securities of the Company.

Neither the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships, is currently expected to be elected, appointed or employed as a director, officer or employee of us or of any associate or affiliate of us.

Our auditor, PricewaterhouseCoopers LLP, Chartered Professional Accountants, of Vancouver, British Columbia, report that they are independent from us in accordance with the Chartered Professional Accountants of British Columbia, Canada, Code of Professional Conduct and with the rules and regulations of the SEC. PricewaterhouseCoopers LLP is registered with the Public Company Accounting Oversight Board.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company organized and existing under the BCBCA. Many of our directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces and territories of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province or territory in Canada in which the claim is brought.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Business Corporations Act

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

  indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

  after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal and other fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

is or was a director or officer of the company;

is or was a director or officer of another corporation
at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

  make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable and must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible party.

The Registrant maintains directors’ and officers’ liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of Cdn$100 million, subject to a corporate deductible of Cdn$100,000 per loss for all claims pursuant to Canadian securities laws and Cdn$500,000 per loss for all claims pursuant to U.S. securities laws or relating to mergers and acquisitions. This insurance provides coverage for indemnity payments made by the Registrant to its directors, alternate directors and officers as required or permitted by law for losses, including legal costs, incurred by officers, directors and alternate directors in their capacity as such. This policy also provides coverage directly to individual directors, alternate directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors, alternate directors and officers has customary exclusions, including certain acts of libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Exhibits

Exhibit	Description

4.1

Annual information form for the year ended December 31, 2014 dated March 27, 2015 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2015)

4.2

Audited consolidated financial statements of the Registrant for the years ended December 31, 2014 and 2013 together with the notes thereto and the auditor’s report thereon, (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2015)

4.3

Management’s discussion and analysis of financial position and results of operations for the year ended December 31, 2014 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2015)

4.4

Management information circular of the Registrant dated May 8, 2015 prepared in connection with the Registrant’s annual meeting of shareholders held on June 12, 2015 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on May 13, 2015)

4.5

Unaudited condensed interim consolidated financial statements of the Registrant for the three and nine months ended September 30, 2015, together with the notes thereto (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on November 13, 2015)

4.6

Management’s discussion and analysis of financial position and results of operations for the three and nine months ended September 30, 2015 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on November 13, 2015)

4.7	Press release dated May 20, 2015 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on May 21, 2015)
4.8	Press release dated June 11, 2015 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 12, 2015)
5.1	Consent of PricewaterhouseCoopers LLP
5.2	Consent of William Pearson
5.3	Consent of Graham Speirs
5.4	Consent of Brian Scott**
5.5	Consent of Mark Wanless
5.6	Consent of Shaun Crisp
5.7	Consent of Hermanus Kriel
5.8	Consent of Werner Petrick**
5.9	Consent of William Lytle**
5.10	Consent of Tom Garagan**
5.11	Consent of Glenn Bezuidenhout**
5.12	Consent of Guy Wiid**
5.13	Consent of Mark Turner**
5.14	Consent of Andrew Vigar*
5.15	Consent of Peter Montano**
5.16	Consent of Kevin Pemberton
5.17	Consent of Vaughan Chamberlain**
5.18	Consent of Ben Parsons
5.19	Consent of Jonathon Priest**
5.20	Consent of Andrew Carter**
5.21	Consent of Laszlo Bodi**
5.22	Consent of Richard Hope
5.23	Consent of Geoff Ricks**
5.24	Consent of Ian Lloyd
5.25	Consent of Nic Johnson**
5.26	Consent of Chris Kaye
5.27	Consent of Don Tschabrun
5.28	Consent of Stephanus Coetzee
5.29	Consent of Donald Hulse**

5.30	Consent of William Crowl**
5.31	Consent of Deepak Malhotra**
5.32	Consent of Sandy Hunter
5.33	Consent of David Morgan
5.34	Consent of Ken Jones
6.1	Powers of Attorney**
7.1

Form of Indenture relating to securities to which this Registration Statement relates (if debt securities are offered by a supplement to this Registration Statement, the Registrant will file with the Commission a trustee’s Statement of Eligibility on Form T-1)**

* To be filed by amendment ** Previously filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 23rd day of December, 2015.

B2GOLD CORP.

By:	/s/ Roger Richer
	Name:	Roger Richer
	Title:	Executive Vice President, General
Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Clive T. Johnson	President, Chief Executive Officer and	December 23, 2015
Clive T. Johnson	Director (Principal Executive Officer)

/s/ Mike Cinnamond	Senior Vice President of Finance and Chief	December 23, 2015
Mike Cinnamond	Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

*	Chairman of the Board	December 23, 2015
Robert Cross

*	Director	December 23, 2015
Jerry Korpan

Signature	Title	Date

/s/ Barry Rayment	Director and Authorized Representative in	December 23, 2015
Barry Rayment	the United States

*	Director	December 23, 2015
Robert Gayton

*	Director	December 23, 2015
Bongani Mtshisi

*	Director	December 23, 2015
Kevin Bullock

*	Director	December 23, 2015
Mark Connelly

* By: /s/ Mike Cinnamond
           Name: Mike Cinnamond
           Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

4.1

Annual information form for the year ended December 31, 2014 dated March 27, 2015 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2015)

4.2

Audited consolidated financial statements of the Registrant for the years ended December 31, 2014 and 2013 together with the notes thereto and the auditor’s report thereon, (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2015)

4.3

Management’s discussion and analysis of financial position and results of operations for the year ended December 31, 2014 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2015)

4.4

Management information circular of the Registrant dated May 8, 2015 prepared in connection with the Registrant’s annual meeting of shareholders held on June 12, 2015 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on May 13, 2015)

4.5

Unaudited condensed interim consolidated financial statements of the Registrant for the three and nine months ended September 30, 2015, together with the notes thereto (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on November 13, 2015)

4.6

Management’s discussion and analysis of financial position and results of operations for the three and nine months ended September 30, 2015 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on November 13, 2015)

4.7	Press release dated May 20, 2015 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on May 21, 2015)
4.8	Press release dated June 11, 2015 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 12, 2015)
5.1	Consent of PricewaterhouseCoopers LLP
5.2	Consent of William Pearson
5.3	Consent of Graham Speirs
5.4	Consent of Brian Scott**
5.5	Consent of Mark Wanless
5.6	Consent of Shaun Crisp
5.7	Consent of Hermanus Kriel
5.8	Consent of Werner Petrick**
5.9	Consent of William Lytle**
5.10	Consent of Tom Garagan**
5.11	Consent of Glenn Bezuidenhout**
5.12	Consent of Guy Wiid**
5.13	Consent of Mark Turner**
5.14	Consent of Andrew Vigar*
5.15	Consent of Peter Montano**
5.16	Consent of Kevin Pemberton
5.17	Consent of Vaughan Chamberlain**
5.18	Consent of Ben Parsons
5.19	Consent of Jonathon Priest**
5.20	Consent of Andrew Carter**
5.21	Consent of Laszlo Bodi**
5.22	Consent of Richard Hope
5.23	Consent of Geoff Ricks**
5.24	Consent of Ian Lloyd
5.25	Consent of Nic Johnson**
5.26	Consent of Chris Kaye
5.27	Consent of Don Tschabrun
5.28	Consent of Stephanus Coetzee
5.29	Consent of Donald Hulse**

5.30	Consent of William Crowl**
5.31	Consent of Deepak Malhotra**
5.32	Consent of Sandy Hunter
5.33	Consent of David Morgan
5.34	Consent of Ken Jones
6.1	Powers of Attorney**
7.1

Form of Indenture relating to securities to which this Registration Statement relates (if debt securities are offered by a supplement to this Registration Statement, the Registrant will file with the Commission a trustee’s Statement of Eligibility on Form T-1)**

* To be filed by amendment ** Previously filed